Exhibit 99.1

First Guaranty Bancshares Announces the Completion of its Merger with
Greensburg Bancshares, Inc.

Hammond, LA., <July 1, 2011>: First Guaranty Bancshares, Inc. (“First Guaranty”), the parent company of First Guaranty Bank, announced today that it completed its merger with Greensburg Bancshares, Inc. (“Greensburg”), the parent company of Bank of Greensburg.  Pursuant to the merger agreement, Greensburg merged with and into First Guaranty and Bank of Greensburg merged with and into First Guaranty Bank.

First Guaranty CEO Alton Lewis stated, “We are pleased to welcome Bank of Greensburg’s customers and we look forward to continuing to provide them the high level of service they are accustomed to, as well as full array of products and services that First Guaranty Bank offers.  This combination of two strong, locally-owned and independent banks will enhance our ability to serve the financial needs of businesses and individuals in our community while providing increased opportunities to foster economic expansion in our region.”

Under the terms of the merger agreement, approximately 57.1% of the outstanding shares of Greensburg common stock were exchanged for shares of First Guaranty common stock and 42.9% of the outstanding shares of Greensburg common stock were exchanged for cash.  An election was held among the Greensburg stockholders as to the form of merger consideration.  The cash and stock transaction is valued at approximately $5.3 million based on First Guaranty’s closing price of $18.62 per share as of June 29, 2011.

First Guaranty is the holding company for First Guaranty Bank, which operates from its corporate headquarters in Hammond, Louisiana, and twenty-one branch offices that serve Bossier, Caddo, Claiborne, Jefferson Davis, Lincoln, Livingston, St. Helena, Tangipahoa and Vermilion Parishes, Louisiana.

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.